Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
December 14, 2009	Contact David A. Bochnowski
219-853-7575

    NorthWest Indiana Bancorp Declares Fourth Quarter Dividend

Munster, Indiana—The NorthWest Indiana Bancorp, the parent company for Peoples Bank, announced today that on December 11, 2009, the Board of Directors of the Bancorp declared a dividend of $0.21 per share, as compared to $0.32 per share for the prior quarter.  The dividend is payable on January 6, 2010 to shareholders of record as of December 28, 2009.

“The Board is very pleased to continue to pay a cash dividend despite the ongoing challenges of the economy.  In taking action to reduce our dividend, the Board also recognizes that maintaining a strong capital position is essential in the banking sector,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“The economic storm that has depressed asset prices has created a new capital reality.   In today’s market, investors have focused on capital as the driving force in the creation of shareholder and franchise value,” Bochnowski said.

Bochnowski noted that the Bancorp and Peoples Bank continue to be designated as well capitalized under all applicable regulatory standards.  “The underlying operation of the bank continues to be strong as demonstrated by our core earnings and efficient cost controls,” Bochnowski said.

“The Board of Directors remains committed to a strategy designed to take full advantage of opportunities for smart growth consistent with prudent resource management. As the economy improves and asset values rebound, the Board will review our dividend policy and continue to take the appropriate action based upon business conditions,” Bochnowski said.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.